INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the "Agreement") effective July 1, 2004, is by and between Doubletree Liquidation Corporation, a Minnesota Corporation ("Doubletree"), having its principal offices at 2300 Champlin Park Avenue, Champlin, MN, and ISA Internationale, Inc., a Delaware Corporation ("ISAI"), having its principal offices at 2560 No. Rice St., St. Paul, MN.

                             AGREEMENT

A. ISAI has certain debts in the amount of $868,500 and Doubletree desires to assume those debts and guarantee their payment.

B. It is the intention of the parties hereto that (i) Doubletree shall assume certain debts of ISAI as described in Exhibit A to this Agreement and guarantee their payment at its own expense; and (ii) ISAI agrees to compensate Doubletree for this indemnification by issuing 1,200,000 shares of common stock of ISAI to Doubletree.


C. For a period of five (5) year(s) from the Closing, Doubletree agrees to indemnify and hold harmless ISAI, its officers, directors and principal shareholders, at all times up to five (5) year(s) after the date of this Agreement against and in respect of any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees, incident to any of the foregoing, resulting from any material misrepresentation made by any indemnifying party to an indemnified party, an indemnifying party's breach of a covenant or warranty or an indemnifying party's non-fulfillment of any agreement hereunder. This provision shall not be construed to be a waiver of any lawful indemnification provision contained in the charter or By-Laws, as permitted by Federal or State law.

D. If the indemnified party receives written notice of the commencement of any legal action, suit or proceeding with respect to which the indemnifying party is or may be obligated to provide indemnification pursuant to this Section, the indemnified party shall, within 30 days of the receipt of such written notice, give the indemnifying party written notice thereof (a "Claim Notice"). Failure to give such Claim Notice within such 30 day period shall not constitute a waiver by the indemnified party or its rights to indemnity hereunder with respect to such action, suit or proceeding unless the defense thereof is prejudiced thereby. Upon receipt by the indemnifying party of a Claim Notice from the indemnified party with respect to any claim for indemnification which is based upon a claim made by a third party ("Third Party Claim"), the indemnifying party may assume the defense of the Third Party Claim with counsel of its own choosing, as described below. The indemnified party shall cooperate in the defense of the Third Party

Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably required in connection therewith. The indemnified party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless the indemnifying party shall not have with reasonable promptness employed counsel to assume the defense of the Third Party Claim, in which event such fees and expenses shall be borne solely by the indemnifying party. The indemnifying party shall not satisfy or settle any Third Party Claim for which indemnification has been sought and is available hereunder, without the prior written consent of the indemnified party, which consent shall not be delayed or which shall not be required if the indemnified party is granted a release in connection therewith. If the indemnifying party shall fail with reasonable promptness to defend such Third Party Claim, the indemnified party may defend, satisfy or settle the Third Party Claim at the expense of the indemnifying party and the indemnifying party shall pay to the indemnified party the amount of such Loss within ten days after written demand thereof. The indemnification provisions hereof shall survive the termination of this Agreement.

E. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

F. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

G. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Minnesota, thereby precluding any choice of law rules that may direct the application of the laws of any other jurisdiction.

H. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

DOUBLETREE LIQUIDATION CORPORATION

/s/By:  Charles J. Newman,
     Its Vice- President


ISA INTERNATIONALE INC.

/s/By:  Bernard L. Brodkorb
     Its President